Exhibit 99.2

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax : (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE

Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces 7.7% Dividend Increase

Richmond, VA, November 4, 2004 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors has increased the regular quarterly dividend on the common shares of the Company by 7.7% to forty-two cents ($.42) per share. The dividend is payable February 14, 2005, to common shareholders of record at the close of business on January 10, 2005. This increase of $.03 per share per quarter indicates an annualized rate of $1.68 per share and a yield of approximately 3.6% based on the $46.21 closing price on November 3, 2004.

Mr. King noted, “Universal’s strategy emphasizes delivery of value to shareholders, and dividends are one of the ways in which we do that. Our long history of dividend increases demonstrates our dedication to that principle.” Universal has raised its common dividend every year since 1971, a record of 34 consecutive increases.

Universal Corporation (NYSE:UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the nine-month transitional year that ended on March 31, 2004, were approximately $2.3 billion. For more information, visit Universal’s web site at www.universalcorp.com.

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